Exhibit 10.1
AOGI 3-20-06
PURCHASE AND SALE AGREEMENT
(Richland County, Montana)
     This Purchase and Sale Agreement (this “Agreement”) is made and entered into this ..... day of March, 2006, by and between American Oil & Gas, Inc. (“American”), a Nevada corporation whose address is 1050 Seventeenth Street, Suite 1850, Denver, Colorado 80265, and Enerplus Resources (USA) Corporation (“Enerplus”), a Delaware corporation whose address is 1700 Lincoln Street, Suite 1300, Denver, Colorado 80203. American and Enerplus may be referred to individually as a “Party” or collectively as the “Parties.”
RECITALS
     A. American wishes to sell certain of its Assets, as defined in Section 1.2 below.
     B. Enerplus (i) has conducted an independent investigation of the nature and extent of the Assets, (ii) will conduct further due diligence on the Assets after execution of this Agreement, and (iii) wishes to purchase the Assets.
     C. Enerplus and American wish to accomplish the foregoing under the terms of this Agreement.
AGREEMENT
     In consideration of the mutual promises contained herein, Enerplus and American agree as follows:
ARTICLE I
PURCHASE AND SALE OF THE ASSETS
     1.1 Purchase and Sale. American agrees to sell and Enerplus agrees to purchase the Assets pursuant to the terms of this Agreement, with such purchase and sale effective as of 7:00 a.m., Mountain Time on February 1, 2006 (the “Effective Time”).
     1.2 The Assets. As used herein, the term “Assets” means the entire right, title and interest of American in and to the following:
     (a) The leasehold estates created by the oil and gas leases described in Schedule 1.2(a) (collectively, the “Leases”), together with all contract rights and privileges; surface, reversionary or remainder interests; and all other interests associated with the Leases.
     (b) The oil and gas wells specifically described in Schedule 1.2(b) (collectively, the “Wells”), together with all equipment, fixtures, improvements, permits, rights-of-way and easements used or held for use in connection with the dewatering, production, gathering, treatment, processing, compression, storing, sale or disposal of hydrocarbons or water produced from the properties and interests described in Section 1.2(a).
     (c) The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby (including all units formed under orders, regulations, rules or other acts of any federal, state or other governmental agency having jurisdiction) and all other such agreements relating to the properties and interests described in Sections 1.2(a) and (b) and to the production of hydrocarbons, if any, attributable to said properties and interests.
     (d) All sales, purchase, exchange, gathering, transportation and processing contracts, joint operating agreements, balancing agreements, farmout agreements, service agreements, participation agreements and other contracts, agreements and instruments (collectively, the “Contracts”), insofar as they relate to the properties and interests described in Sections 1.2(a) through (c), including without limitation, the material agreements shown on Schedule 1.2(d).
     (e) The files, records and data relating to the items described in Sections 1.2(a) through (d) maintained by American and relating to the interests described in Sections 1.2(a) through (d) (including without limitation all lease files, land files, well files, drilling reports, contact files, division order files, abstracts and title opinions, seismic data, geophysical data and other geologic information and data), although only to the extent not subject to unaffiliated third party contractual restrictions on disclosure or transfer and only to the extent related to the Assets, and in all events excluding all of American’s tax and financial records and all economic evaluations (collectively, after giving effect to the limitations and exclusions set forthparticipation above, the “Records”).
     1.3 Purchase Price. The purchase price for the Assets (the “Purchase Price”) shall be $11,500,000. The Parties have allocated the Purchase Price among the Leases and Wells in the manner shown in Schedule 1.3. The value so allocated to a particular Lease or Well is referred to as the “Allocated Value” of such Lease or Well.
     1.4 Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section 1.4, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.
     (a) Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by American and submitted to Enerplus three days prior to Closing for Enerplus’s comment and review. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section using reasonable estimates if actual numbers are not available. After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement delivered pursuant to Section 12.1.
     (b) Property Expenses. The term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, Taxes (as defined Section 8.1(a)), drilling expenses, dewatering expenses, completion expenses, geological, geophysical and any other exploration, development or maintenance expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the Assets.
     (c) Upward Adjustments. The Purchase Price shall be adjusted upward by:
     (1) An amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) that are received by Enerplus from the sale of Hydrocarbons produced from or credited to the Assets prior to the Effective Time (excluding “tank bottoms,” if any, as that term is used in the oil and gas industry), provided, however, that this adjustment shall be made only on the Final Settlement Statement, and shall not be included on the Preliminary Settlement Statement or considered in determining the Closing Amount;
     (2) An amount equal to all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, paid by or on behalf of American that are attributable to the period after the Effective Time;
     (3) To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets after the Effective Time that were paid by or on behalf of American, including without limitation, prepaid drilling and completion costs, prepaid compressor rental charges, and prepaid utility charges;
     (4) Any other amount as may be agreed to in writing by Enerplus and American.
     (d) Downward Adjustments. The Purchase Price shall be adjusted downward by:
     (1) The amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses that Enerplus agrees to pay, or that have been paid by Enerplus, that are attributable to the period prior to the Effective Time;
     (2) An amount equal to any Title Defect Adjustments (as defined in Section 3.2);
     (3) An amount equal to any Environmental Defect Adjustments (as defined in Section 4.4); and
     (4) Any other amount as may be agreed to in writing by Enerplus and American.
ARTICLE II
ENERPLUS’S INSPECTION
     2.1 Access to Records. Subject to Sections 7.3(a) and (b), American will continue to make the Records available to Enerplus and its representatives for inspection and review at the offices of American during normal business hours to permit Enerplus to perform, at its sole expense, its due diligence review. Subject to the consent and cooperation of third parties, American will assist Enerplus in Enerplus’s efforts to obtain, at Enerplus’s expense, such additional information from third parties as Enerplus may reasonably request, for the purposes of Enerplus’s due diligence review. Enerplus may inspect the Records and such additional information only to the extent such inspection does not violate any contractual commitment of American to an unaffiliated third party. American shall make reasonable efforts to obtain consent from any such third party to disclose the information and Records to Enerplus, provided that Enerplus agrees to keep same confidential and not disclose it to anyone other than its advisors in this transaction, and provided further that American shall have no obligation to make any payment to obtain such consent.
     2.2 Access to the Assets. Immediately after execution of this Agreement, American will grant Enerplus access to the Assets during reasonable business hours to permit Enerplus to conduct, at its sole risk and expense, on-site inspections and environmental assessments of the Assets. If Enerplus or its agent prepares an environmental assessment of any Asset, Enerplus agrees to keep such assessment confidential and to furnish copies thereof to American. In connection with any on-site inspections,

Enerplus (i) agrees not to interfere with the normal operation of the Assets, (ii) agrees to comply with all requirements of the operators of the Assets and (iii) represents that it is adequately insured. Enerplus waives, releases and agrees to indemnify American, and its respective directors, officers, shareholders, members, employees, agents and representatives against all liabilities and obligations, including without limitation, personal injury, death and/or property damage, arising from Enerplus’s activities on the Assets except to the extent such liability or damages are caused by American’s willful misconduct. The provisions of this Section shall survive termination of this Agreement.
ARTICLE III
TITLE MATTERS
     3.1 Definitions.
     (a) Defensible Title. “Defensible Title” means such record title to the Leases that (i) would lead a reasonable prudent operator to distribute to American not less than the net revenue interest set forth on Schedule 1.2(a) for each Lease (“NRI”); (ii) would lead a reasonable prudent operator to bill American for costs and expenses relating to the maintenance, development, and operation of wells located on the Leases in an amount not greater than the working interest set forth in Schedule 1.2(a) (“WI”); and (iii) is free and clear of encumbrances, liens and defects, other than Permitted Encumbrances.
     (b) Permitted Encumbrances. “Permitted Encumbrances” means:
     (1) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the NRI;
     (2) liens for Taxes [as defined in Section 8.1(a)], or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business and if so required by statute for which bond has been posted;
     (3) all required notices, consents, actions, or filings with any governmental agency related to conveyance of the applicable Lease, if the same are customarily obtained after Closing;
     (4) rights of reassignment upon the surrender or expiration of any Lease;
     (5) easements, rights-of-way, servitudes, permits, surface leases and other surface rights on or over the Leases or any restrictions on access thereto that do not materially interfere with the operation of the affected Lease as they have been conducted in the past;
     (6) materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Leases (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action; and
     (7) depth limitations on American’s ownership of leasehold interests.

     (c) Title Defect. “Title Defect” means any lien, encumbrance, claim, defect in or objection to real property title, other than Permitted Encumbrances, that alone or in combination with other defects (i) renders American’s title to the Lease less than Defensible Title and that (ii) reduces the Allocated Value of the affected Lease by more than $5,000.
     (d) Title Defect Value. “Title Defect Value” means the amount by which the Allocated Value of a Lease is reduced by a Title Defect, although the Title Defect Value may never exceed the Allocated Value of the Lease. The Title Defect Value shall be determined by the Parties as follows:
     (1) If the Title Defect is an indebtedness secured by a lien or encumbrance on a Lease that may be discharged in full by the satisfaction of such indebtedness, the Title Defect Value shall be the total amount to discharge such indebtedness so that such lien or encumbrance no longer burdens the Lease.
     (2) If the Title Defect is an actual reduction in NRI with no change in WI, the Title Defect Value shall be the Allocated Value for the particular Lease, proportionately reduced by the ratio of the actual NRI to the NRI as set forth on Schedule 1.2(a).
     (3) If the Title Defect does not fall into Section (1) or (2), then the Title Defect Value shall be determined by the Parties in good faith, taking into account all relevant factors, including without limitation, the following:
     (i) The Allocated Value of the affected Lease;
     (ii) If the Title Defect represents only a possibility of title failure, the probability that such failure will occur; and
     (iii) The legal effect of the Title Defect.
     (e) Title Disputes. Any dispute between American and Enerplus concerning the existence, nature or extent of a Title Defect, the Title Defect Value, or the adequacy of curative work performed in respect of such Title Defect shall be resolved as provided in Section 14.8, below.
     3.2 Purchase Price Adjustments for Title Defects.
     (a) Notice of Title Defects. Enerplus may give American written “Title Defect Notice” as soon as reasonably possible but no later than Tuesday, March 28, 2006 at 5:00 p.m. Mountain Time (“Title Defect Notice Date”). The Title Defect Notice must be in writing, name the affected Lease, describe each Title Defect and its basis in reasonable detail, state Enerplus’s good faith estimate of the Title Defect Value, and, if applicable, contain the information required by Section 3.2(b).
     (b) Defect Adjustments. No adjustments to the Purchase Price shall be made unless and until the aggregate Title Defect Value exceeds $150,000.00. In its Title Defect Notice, Enerplus shall identify Leases of its choice (the “Included Leases”) that suffer Title Defects in an amount equal to the lesser of (i) the aggregate Title Defect Value of all uncured Title Defects or (ii) $150,000.00. American shall be under no obligation to cure Title Defects in the Included Leases; instead, American’s entire interest in all of the Included Leases shall be assigned to

Enerplus at Closing, without any reduction in the Purchase Price and without any continuing liability or responsibility on the part of American in respect of such Title Defects. If, however, the aggregate value of all uncured Title Defects exceeds $150,000.00, then, only as to Leases suffering from Title Defects that are not Included Leases, each such Lease will not be assigned to Enerplus at Closing and the Purchase Price will be reduced at Closing by the Title Defect Value, unless (i) American elects to cure the Title Defect prior to Closing, (ii) Enerplus agrees to waive the relevant Title Defect, (iii) American elects on or before Closing to cure such Title Defect no later than 90 days after Closing, or (iv) American, with Enerplus’s consent, elects on or before Closing to indemnify Enerplus against any loss attributable to the relevant Title Defect.
     (c) Post-Closing Cure.
     (1) If American elects to cure the applicable Title Defect post-Closing, then Enerplus shall, pending such post Closing period, withhold and retain from the Purchase Price payable at Closing an amount equal to the Title Defect Value attributable to the affected Lease and American shall not assign the affected Lease to Enerplus at Closing.
     (2) If American elects to cure the applicable Title Defect post-Closing, but does not cure the applicable Title Defect to Enerplus’s reasonable satisfaction within the 90 day time period (or such longer period as may be agreed to by the Parties), Enerplus may waive the applicable Title Defect, or if Enerplus does not waive the Title Defect, then, the Purchase Price shall be adjusted for the Title Defect Value of the affected Lease in accordance with the terms of this Agreement. If American cures the applicable Title Defect to Enerplus’s reasonable satisfaction within the 90-day time period (or such longer period as may be agreed to by the Parties), Enerplus shall pay to American the Title Defect Value attributable to the affected Lease and American shall assign such Lease to Enerplus.
     3.3 Casualty Loss. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty (“Casualty Loss”), Enerplus shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to Enerplus for repair of such Asset (with equipment of similar utility) up to the Allocated Value thereof net of any payments as may be received from American’s insurers and paid to Enerplus attributable to any applicable insurance claims made on such Casualty Loss (the net reduction being the “Net Casualty Loss”). American, at its sole option, may elect to cure such Casualty Loss by replacing any personal property that is the subject of a Casualty Loss with equipment of equal (or better if American elects in its sole discretion) grade and utility and, if American elects to so cure the Casualty Loss, Enerplus shall purchase the affected Asset at Closing for the Allocated Value thereof.
     3.4 Preferential Rights and Consents.
     Schedule 3.4 identifies preferential purchase rights and Required Consents. “Required Consents” are consents that, if not obtained by Closing, would invalidate the conveyance of an Asset; provided, however, that consents and approvals customarily obtained after Closing (such as federal and state approvals of assignments), and consents that do not specifically invalidate the conveyance if not obtained are not Required Consents. American shall use reasonable efforts to obtain all Required Consents and to give notices required in connection with preferential purchase rights prior to Closing. If, before Closing, Enerplus discovers other Required Consents or preferential purchase rights, Enerplus shall notify American immediately and American shall use reasonable efforts to obtain such consents and to give the notices required in connection with the preferential rights prior to Closing.

     (a) Consents. If a Required Consent has not been obtained by Closing, then (i) the portion of the Assets for which such consent has not been obtained shall not be conveyed at the Closing, (ii) the Allocated Value for that Asset shall not be paid to American, and (iii) American shall use reasonable efforts to obtain such consent as promptly as possible after Closing. If such consent has been obtained as of the Final Settlement Date, American shall convey the affected Asset to Enerplus effective as of the Effective Time and Enerplus shall pay American the Allocated Value of the affected Asset, together with any proceeds from the affected Asset attributable to the period of time after the Effective Time. If such consent has not been obtained as of the Final Settlement Date, American shall retain such Asset. Enerplus shall reasonably cooperate with American in obtaining any Required Consent, including providing assurance of financial condition, but Enerplus shall not be required to expend funds or make any other type of financial commitment as a condition of obtaining such consent.
     (b) Preferential Purchase Rights.
     (1) If any preferential right to purchase any portion of the Assets is exercised prior to the Closing Date, or if the time for exercise of such preferential purchase rights has not expired and American has not received notice of an intent not to exercise or otherwise to waive the preferential purchase right, that portion of the Assets affected by the preferential purchase right shall be excluded from the Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets.
     (2) If a third party exercises its preferential right to purchase, but fails to consummate the transaction prior to the Closing, American shall retain the affected Asset and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets.
     (3) If a third party exercises its preferential right to purchase, but does not consummate the transaction within the time specified in the preferential purchase right, provided that the reason therefor is not American’s fault, American shall convey the affected Asset to Enerplus as soon as possible after the expiration of the time for consummation of the transaction, effective as of the Effective Time, and Enerplus shall pay American the Allocated Value of the affected Asset.
     (4) If a preferential purchase right is not discovered before Closing and the affected Asset is conveyed to Enerplus at Closing, and if the preferential purchase right is later exercised, then Enerplus agrees to convey the affected Asset to the party exercising such right on the same terms and conditions under which American conveyed such Asset to Enerplus (with the purchase price being the Allocated Value for the affected Asset) and retain all amounts paid by the party exercising such preferential right to purchase. In the event of such exercise, Enerplus shall prepare, execute and deliver an appropriate form of conveyance of such Asset to the exercising party, and American agrees to hold harmless and indemnify Enerplus from any and all Losses, liabilities and obligations associated with such conveyed Asset, including, without limitation, any deficiency in the amount paid by such third party below the Allocated Value, if any, of the Asset.
     (c) Remedies. The remedies set forth in this Section 3.4 are the exclusive remedies for the preferential purchase rights and Required Consents as listed on Schedule 3.4.

ARTICLE IV
ENVIRONMENTAL MATTERS
     4.1 Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:
     “Environmental Consultant” means a third party environmental consultant with experience in the geologic basin where the Assets are located, selected by Enerplus, and approved by American, which approval shall not be unreasonably withheld.
     “Environmental Defect” means a condition in, on or under the Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water) that (i) causes an Asset to be in material violation of an Environmental Law or (ii) would give rise to a claim for damages by a third party.
     “Environmental Defect Notice” means a written notice of an Environmental Defect, as more specifically described in Section 4.3, made by Enerplus to American, on or before the Environmental Defect Notice Date.
     “Environmental Defect Notice Date” means Tuesday, March 28, 2006 at 5:00 p.m. Mountain Time.
     “Environmental Law” means any statute, law, ordinance, rule, regulation, code, order, judicial writ, injunction, or decree issued by any federal, state, or local governmental authority including common law, in effect on or before the Effective Time relating to the control of any pollutant or protection of the air, water, land, or environment or the release or disposal of hazardous materials, hazardous substances or waste materials.
     “Remediation” means actions taken to correct an Environmental Defect as recommended by an Environmental Consultant.
     “Remediation Costs” means the costs or estimates thereof, to remediate a particular Environmental Defect, as estimated in writing by an Environmental Consultant.
     4.2 Environmental Liabilities and Obligations.
     (a) Retained Environmental Liabilities. If American receives a valid Environmental Defect Notice for a particular Environmental Defect and such Environmental Defect Notice is not contested under the provisions of Section 4.5, then, subject to the provisions of Section 4.4 and Article XIII, American agrees to retain all claims, cost, expenses, liabilities and obligations accruing or relating to the Environmental Defect that was the subject of the valid and complete Environmental Defect Notice (“Retained Environmental Liabilities”). Timely receipt of a valid and complete Environmental Defect Notice is a condition precedent to American’s obligations under this Section.
     (b) Assumed Environmental Liabilities. Except for Retained Environmental Liabilities and subject to the provisions of Section 4.4 and Article XIII, upon Closing, Enerplus agrees to assume and pay, perform, fulfill and discharge and release American from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time before and after the Effective Time, including without limitation any and all liability for naturally occurring radioactive materials and man-made material fibers, and the obligation to plug and abandon all of the Wells and reclamation of existing Well sites (collectively, “Assumed Environmental Liabilities”). Assumed Environmental Liabilities shall include any and all claims, costs, expenses, liabilities, and obligations attributable to the environmental condition of the Assets that were not the subject of a valid Environmental Defect Notice.
     4.3 Environmental Defect Notice. An Environmental Defect Notice must be in writing and received on or before the Environmental Defect Notice Date, name the affected Asset and identify the condition in, on or under the Asset that causes the Environmental Defect, and contain a written statement of the estimated Remediation Costs by an Environmental Consultant.
     4.4 Remedies for Environmental Defects. If Enerplus delivers a valid and complete Environmental Defect Notice to American, American may elect one of the following options: (i) American remediates the Environmental Defect, such remediation to be consistent with Environmental Laws; or (ii) American contests the existence of the Environmental Defect or the Remediation Costs in accordance with Section 4.5; or (iii) American pays Enerplus’s estimate of the Remediation Cost (“Environmental Defect Adjustment”). If American elects one of the foregoing three alternatives in respect of a particular Environmental Defect, American shall have no Retained Environmental Liability as to that Environmental Defect.
     4.5 Contested Environmental Defects. If American contests the existence of an Environmental Defect or the Remediation Costs, American shall notify Enerplus in writing on or before ten days after receipt of the Environmental Defect Notice (“Rejection Notice”). The Rejection Notice shall state with reasonable specificity the basis of the rejection of the Environmental Defect or the Remediation Costs. Within 5 days of receipt of the Rejection Notice, representatives of Enerplus and American knowledgeable in environmental matters, shall meet and either (i) mutually agree to reject the particular Environmental Defect or (ii) agree on the validity of such Environmental Defect and the Remediation Costs. If the Parties cannot agree on either option (i) or (ii) in the preceding sentence, the Environmental Defect and/or the Remediation Costs subject to the Rejection Notice shall be resolved as provided in Section 14.8, below. If American fails timely to deliver a Rejection Notice, American shall be deemed to have accepted the validity of the Environmental Defect and Enerplus’s estimate of the Remediation Costs, and shall be deemed to have waived its own option to contest the Environmental Defect pursuant to this Section.
     4.6 Exclusive Remedies. The rights and remedies granted each Party in this Article, together with the indemnifications set forth in Article XIII, are the exclusive rights and remedies against the other Party related to any Environmental matter, including, without limitation, Environmental Defects.
ARTICLE V
AMERICAN’S REPRESENTATIONS AND WARRANTIES
     5.1 Corporate/Limited Liability Company Representations. American makes the following representations and warranties:
     (a) Incorporation/Qualification. American is a Nevada corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to conduct business in Montana.
     (b) Power and Authority. American has all requisite power and authority to own its proportionate share of the Assets and to carry on its businesses as presently conducted and to execute and deliver this Agreement and perform its respective obligations under this Agreement.

     (c) No Lien, No Violation. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, (i) create a lien or encumbrance on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, any material provision of any statute, rule or regulation applicable to American or any agreement or instrument to which American is a party or by which it is bound, or, (iii) to its knowledge, violate, or be in conflict with any statute, rule, regulation, judgment, decree or order applicable to American.
     (d) Authorization and Enforceability. This Agreement is duly and validly authorized and constitutes the legal, valid and binding obligation of American, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
     (e) Liability for Brokers’ Fees. American has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Enerplus shall have any responsibility whatsoever.
     (f) No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to its knowledge, threatened against American.
     (g) Litigation. American has not received any written claim or written demand notice that has not been resolved that would materially adversely affect the Assets. There are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings pending or, to its knowledge, threatened in writing against them or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that would affect American’s ability to consummate the transaction contemplated hereby, or materially adversely affect the Assets or American’s ownership or operation of the Assets.
     5.2 American’s Representations and Warranties with Respect to the Assets. American makes the following representations and warranties regarding the Assets:
     (a) Liens. Except for the Permitted Encumbrances or as otherwise agreed to in writing by Enerplus, the Assets will be conveyed to Enerplus free and clear of all liens and encumbrances created by, through or under American.
     (b) Lease Effectiveness. American does not have actual knowledge that any Lease is not in full force and effect.
     (c) To the actual knowledge of American, the Assets are not subject to any pre-emptive right or preferential rights of purchase by any third party.
     (d) American does not warrant title to the Assets, but to its actual knowledge has done no act or thing, nor is aware of any act or thing having been done whereby any of its interest in and to the Assets may be reduced, cancelled or determined, nor has it encumbered or alienated the Assets or any interest therein except for Permitted Encumbrances.
     (e) To the aactual knowledge of American, it has not received: (i) any orders or directives which relate to environmental matters with respect to the assets or (ii) any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including without limitation, respecting use, storage, treatment, transportation or disposition of environmental contaminants, which demand for notice remains outstanding on the Effective Date hereof.
     (f) To the actual knowledge of American, except for Material Contracts in Schedule 1.2d there are no active area of mutual interest provisions to which the Assets are subject.
     (g) To the actual knowledge of American, there are no authorizations for expenditure in excess of $50,000.00 pursuant to which expenditures are or may be made, nor any other financial commitments which are outstanding or due, or thereafter may become due, other than rentals in respect to the Assets, or operations in respect thereto, other than those which have been incurred by American in the ordinary course of business other than those which are scheduled in Schedule 5.2(f).
     (h) To the actual knowledge of American, all operations by third parties, on or in respect of the the Assets have been conducted in accordance with good oil and gas industry practices and in material compliance with all applicable laws, rules, regulations, orders and directions of governmental and other competent authorities.
     (i) Other than disclosed in Schedule 1.2(d), to the actual knowledge of American it is not obligated to sell or deliver petroleum substances produced from the Assets to any person pursuant to agreements which cannot be terminated on 30 days notice or less.
ARTICLE VI
ENERPLUS’S REPRESENTATIONS AND WARRANTIES
     Enerplus makes the following representations and warranties:
     6.1 Organization and Standing. Enerplus is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on business in Montana.
     6.2 Power. Enerplus has all requisite power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and perform its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of its governing documents or any material provision of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.
     6.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action on behalf of Enerplus. This Agreement constitutes Enerplus’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
     6.4 Liability for Brokers’ Fees. Enerplus has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which American shall have any responsibility whatsoever.

     6.5 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Enerplus’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability (i) to consummate the transactions contemplated by this Agreement or (ii) to assume the liabilities to be assumed by it under this Agreement.
     6.6 Securities Laws; Access to Data and Information. Enerplus acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Enerplus’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws. Enerplus has fully investigated the Assets and accepts the risks and absence of liquidity inherent in ownership of the Assets.
     6.7 Enerplus’s Evaluation. In entering into this Agreement, Enerplus acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including without limitation, its own estimate and appraisal of the extent and value of the Assets, and the petroleum, natural gas and other reserves associated with the Assets.
ARTICLE VII
COVENANTS AND AGREEMENTS
     7.1 Covenants and Agreements of American. American covenants and agrees with Enerplus as follows:
     (a) Operations Prior to Closing. Except as otherwise consented to in writing by Enerplus or provided in this Agreement, from the date of execution hereof to the Closing, American will use its reasonable efforts to cause the operator to operate the Assets in a good and workmanlike manner consistent with past practices. From the date of execution of this Agreement to the Closing Date, American will pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations and American will notify Enerplus of ongoing activities and major capital expenditures in excess of $50,000 per activity conducted on the Assets and shall consult with Enerplus regarding all such matters and operations involving such expenditures.
     (b) Restriction on Operations. Unless American obtains the prior written consent of Enerplus to act otherwise, American will use good-faith efforts within the constraints of the applicable operating agreements and other applicable agreements and affording Enerplus’s representatives sufficient information and time to reasonably respond, not to (i) abandon any part of the Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms or if not capable of production in paying quantities), (ii) approve any operations on the Assets anticipated in any instance to cost the owner of the Assets more than $50,000 per activity (excepting emergency operations, operations required under presently existing contractual obligations, ongoing commitments under existing AFEs and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order), (iii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of oil, gas, and other liquid products produced from the Assets in the regular course of business) or enter into any new farmout, farmin or other similar contract affecting the Assets, (iv) let lapse any insurance now in force with respect to the Assets, (v) modify or terminate any contract relating to the operation of the Assets, or (vi) enter into any new contracts without prior approval of Enerplus’s representatives.
     (c) Notices of Claims. American shall promptly notify Enerplus, if, between the date of execution of this Agreement and the Closing Date, American receives written notice of any claim, suit, action or other proceeding or written notice of any material default under any Material Agreement.
     7.2 Covenants and Agreements of Both Parties. Each Party covenants and agrees with the other as follows:
     (a) Confidentiality. Until the closing (and thereafter, if Closing should not accur for any reason) all data and information, whether written or oral, obtained from American in connection with the transaction contemplated by this Agreement, whether before or after the execution of this Agreement, and data and information generated by Enerplus in connection with this transaction (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to American. Until the Closing (and thereafter, if Closing should not occur for any reason), except as required by law, Enerplus and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, and all Information, except any Information which: (1) at the time of disclosure to Enerplus by American is in the public domain; (2) after disclosure to Enerplus by American becomes part of the public domain by publication or otherwise, except by breach of this commitment by Enerplus; (3) Enerplus can establish by competent proof was rightfully in its possession at the time of its disclosure to Enerplus by American; (4) Enerplus rightfully receives from third parties free of any obligation of confidence; or (5) is disclosed to Enerplus’s consultants, investors and lenders and those engaged by Enerplus to operate the Assets who similarly agree in writing to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Assets.
     (b) Return of Information. If the transaction contemplated by this Agreement does not close on or before April 14, 2006, for reasons other than American’s wrongful breach of this Agreement under circumstances where, Enerplus is, but for such breach, ready to close, if American so requests at any time, Enerplus shall (i) return to American all copies of the Information in possession of Enerplus obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 7.3(a); (ii) not utilize or permit utilization of the Information to compete with American; and (iii) destroy any and all notes, reports, studies or analyses based on or generated when incorporating or analyzing the Information. The terms of Sections 7.2(a) and (b) shall survive termination of this Agreement.
     (c) Communication Between The Parties. If one Party develops information during its due diligence that leads it to believe that the other Party may have breached a representation or warranty under this Agreement, the Party discovering the potential breach shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing.
     (d) Cure Period for Breach. If any Party believes any other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give that Party 48 hours to cure. Notwithstanding the foregoing, this Section 7.2(d) shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

ARTICLE VIII
TAX MATTERS
     8.1 Apportionment of Tax Liability.
     (a) Liability for Oil and Gas Taxes. “Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations (including penalties) assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes or other taxes levied or assessed against American. All Taxes based or calculated on production of hydrocarbons shall be deemed attributable to the period during which such production occurred and not during the period such Taxes are assessed. With respect to the Assets, all Taxes shall be prorated between Enerplus and American as of the Effective Time for all taxable periods that include the Effective Time; i.e., American shall be responsible for all Taxes for ownership of the Assets prior to the Effective Time, and Enerplus shall be responsible for all Taxes for assessed ownership of the Assets after the Effective Time. Accordingly, for the Assets, (i) Enerplus expressly assumes all obligations and liabilities for all Taxes related to the Assets that are attributable to the period of time after the Effective Time and (ii) American expressly retains all obligations and liabilities for all Taxes related to the Assets that are attributable to the period prior to the Effective Time.
     (b) Liability for Income and Other Taxes. Except Taxes allocated to Enerplus pursuant to Section 8.1(a), American expressly retains and indemnifies Enerplus for all taxes levied and assessed against American with respect to the Assets, or otherwise, such taxes to include without limitation, federal, state, local or foreign income taxes, gross receipts, license, withholding, payroll, employment or other taxes (with such Taxes being “Other Taxes”).
     8.2 Calculation of Tax Liability. Consistent with Section 8.1, and based on the best current information available as of Closing, the proration of Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Section 1.4 and thereafter from time to time as the Parties agree.
     8.3 Tax Reports and Returns. For the tax period in which the Effective Time occurs, American agrees promptly to forward to Enerplus any such tax reports and returns received by American after Closing and provide Enerplus with appropriate information which is necessary for Enerplus to file any required tax reports and returns related to the Assets. Enerplus agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Section 8.1.
     8.4 Sales Taxes. Enerplus shall be liable for and shall indemnify American for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, American shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Enerplus and Enerplus shall promptly reimburse American therefor. If American receives notice that any sales and/or use taxes are due, American shall promptly forward such notice to Enerplus for handling.

ARTICLE IX
CONDITIONS PRECEDENT TO CLOSING
     9.1 American’s Conditions Precedent. The obligations of American at the Closing are subject, at the option of American, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
     (a) All representations and warranties of Enerplus contained in this Agreement are true in all material respects (considering the transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Enerplus has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Enerplus at or prior to the Closing in all material respects;
     (b) No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing; and
     (c) The aggregate of Title Defect Adjustments and Environmental Defect Adjustments does not exceed $575,000.
     9.2 Enerplus’s Conditions Precedent. The obligations of Enerplus at the Closing are subject, at the option of Enerplus, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
     (a) All representations and warranties of American contained in this Agreement are true in all material respects (considering the transaction as a whole) at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing, and American has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by American at or prior to the Closing in all material respects;
     (b) No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing;
     (c) The aggregate of Title Defect Adjustments and Environmental Defect Adjustments does not exceed $575,000; and
     (d) From the date of this Agreement until Closing, there shall not have been any material change in the Assets, taken as a whole, except for the following: (i) changes to production rates in individual wells consistent with historical production, (ii) depletion due to normal production, and (iii) general economic condition of the oil and gas industry, including without limitation, changes in pricing and other market conditions.
ARTICLE X
RIGHT OF TERMINATION AND ABANDONMENT
     10.1 Termination. This Agreement may be terminated in accordance with the following provisions:

     (a) by American, if American’s conditions set forth in Section 9.1 are not satisfied through no fault of American, or are not waived by American, as of the Closing Date (as defined in Section 11.1, below);
     (b) by Enerplus, if Enerplus’s conditions set forth in Section 9.2 are not satisfied through no fault of Enerplus, or are not waived by Enerplus, as of the Closing Date;
     (c) by American, if through no fault of American the Closing does not occur on or before the Closing Date;
     (d) by Enerplus, if through no fault of Enerplus the Closing does not occur on or before the Closing Date; or
     (e) by mutual agreement of the Parties.
     10.2 Liabilities Upon Termination. If Closing does not occur because any Party wrongfully fails to tender performance at Closing and the other Party is ready to close, then the other Party shall have all available legal and equitable remedies (including, without limitation, specific performance), for the Party’s wrongful failure to close; provided, however, that if the other Party elects not to seek specific performance but instead to seek monetary damages, the Party wrongfully failing to close shall not have any liability for consequential, special, punitive or exemplary damages.
ARTICLE XI
CLOSING
     11.1 Date of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be held on or before Friday, March 31, 2006, or such date as Enerplus and American may agree in writing (the “Closing Date”).
     11.2 Place of Closing. The Closing shall be held at American’s offices in Denver, Colorado, or at such other time and place as Enerplus and American may agree in writing.
     11.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
     (a) American shall execute, acknowledge and deliver to Enerplus an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit A, conveying the Assets to Enerplus as of the Effective Time, disclaiming merchantability, fitness for a particular use, and similar personal property warranties but containing a special warranty of title by, through and under American.
     (b) American and Enerplus shall execute and deliver the Preliminary Settlement Statement.
     (c) Enerplus shall deliver the Closing Amount by wire transfer in immediately available funds to an account designated by American.
          American and Enerplus shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE XII
POST-CLOSING OBLIGATIONS
     12.1 Final Settlement Statement. As soon as practicable after the Closing, but in no event later than Friday, May 26, 2006, American will prepare and deliver to Enerplus, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than on or before Friday, June 9, 2006, Enerplus shall deliver to American a written report containing any changes that Enerplus proposes to make to the Final Settlement Statement. Enerplus’s failure to deliver to American a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Enerplus of the Final Settlement Statement as submitted by American. The Parties shall agree with respect to the changes proposed by Enerplus, if any, no later than Friday, June 16, 2006. The Final Settlement Statement shall set forth the “Second Closing Amount” and all adjustments to the Purchase Price and associated calculations. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.” Enerplus agrees to pay American the Second Closing Amount on Friday, July 14, 2006. For a period of six months following the Closing, Enerplus agrees to provide American monthly with copies of joint interest billings and revenue remittances received from the operator of the Assets.
     12.2 Records. American agrees to make the Records available for pick up by Enerplus as soon as is reasonably practical, but in any event within seven days after Closing. American may retain copies of the Records and American shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Enerplus retains the Records. Enerplus agrees that the Records will be maintained in compliance with all applicable laws governing document retention. Enerplus will not destroy or otherwise dispose of Records after Closing, unless Enerplus first gives American reasonable notice and an opportunity to copy the Records to be destroyed. If and to the extent certain portions of the Records are subject to unaffiliated third party contractual restrictions on disclosure or transfer, American agrees to use reasonable efforts to obtain the waiver of such contractual restrictions; provided, however, that American shall not be required to expend any money in connection with obtaining such waivers.
     12.3 Proceeds and Invoices For Property Expenses Received After Closing. After the Final Settlement Date, those proceeds attributable to the Assets received by a Party, or invoices for Property Expenses, or invoices paid by one Party for or on behalf of the other Party which were not already included as a Purchase Price adjustment at Closing, shall be settled as follows:
     (a) Proceeds. Proceeds received by Enerplus with respect to sales of Hydrocarbons produced prior to the Effective Time shall be immediately remitted or forwarded to American. Proceeds received by American with respect to sales of Hydrocarbons produced after the Effective Time shall be immediately forwarded to Enerplus.
     (b) Property Expenses. Invoices for Property Expenses received by Enerplus which relate to operations on the Assets prior to the Effective Time shall be forwarded to American by Enerplus, or if already paid by Enerplus, invoiced by Enerplus to American. Invoices for Property Expenses received by American that relate to operations on the Assets after the Effective Time shall be immediately forwarded to Enerplus by American, or if already paid by American, invoiced by American to Enerplus.

     12.4 Further Assurances. From time to time after Closing, American and Enerplus shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.
ARTICLE XIII
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION
     13.1 Enerplus’s Assumption of Liabilities and Obligations. Upon Closing and subject to the provisions of Section 12.3, and except for Retained Liabilities, Enerplus shall assume and pay, perform, fulfill and discharge of all claims, costs, expenses, liabilities and obligations attributable to the (i) the Assumed Environmental Liabilities and (ii) the Assets and the period of time after the Effective Time, including, without limitation the following as they relate to the period of time after the Effective Date: (a) the Agreements, (b) all liability for royalty and overriding royalty payments and Taxes made with respect to the Assets, (c) the payment of Property Expenses, and (d) the obligation to plug and abandon all wells located on the Lands and reclaim all Well sites located on the Lands (collectively, the “Assumed Liabilities”).
     13.2 American’s Retention of Liabilities and Obligations. Upon Closing and subject to the provisions of Section 12.3, American shall retain all claims, costs, expenses, liabilities and obligations accruing or relating to (i) the Retained Environmental Liabilities, (ii) the Other Taxes, and (iii) the Assets and period of time prior to the Effective Time, including without limitation, the following as they relate to the period of time prior to the Effective Time: (a) the liability for royalty and overriding royalty payments and Taxes made with respect to the Assets and (b) any injury, death, casualty, or tortious action occurring on or attributable to the Assets (the “Retained Liabilities”).
          By assuming or retaining liabilities or obligations in Sections 13.1 or 13.2, American and Enerplus do not intend to, and shall not be deemed by any third parties to, have admitted any liability for the period of time before American owned the Assets.
     13.3 Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, loss of profits incurred by a Party hereto or Loss incurred as a result of the indemnified Party indemnifying a third party.
          After the Closing, the Parties shall indemnify each other as follows:
     (a) American’s Indemnification of Enerplus. American assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Enerplus, its partners and all officers, directors, employees and agents of Enerplus and its partners, from and against all Losses which arise from or in connection with (i) the Retained Liabilities and (ii) any matter for which American has specifically agreed to indemnify Enerplus under this Agreement.
     (b) Enerplus’s Indemnification of American. Enerplus assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless American, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities and (ii) any matter for which Enerplus has specifically agreed to indemnify American under this Agreement.

     (c) Release. Enerplus shall be deemed to have released American at the Closing from any Losses for which Enerplus has agreed to indemnify American hereunder, and American shall be deemed to have released Enerplus at the Closing from any Losses for which American has agreed to indemnify Enerplus hereunder.
     13.4 Procedure. The indemnifications contained in Section 13.3 shall be implemented as follows:
     (a) Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified Party.
     (b) Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.
     (c) Information. Within 60 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article XIII (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article XIII applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.
     13.5 No Insurance; Subrogation. The indemnifications provided in this Article XIII shall not be construed as a form of insurance. Enerplus and American hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Enerplus and American shall obtain waiver of such subrogation from their respective insurers.
     13.6 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Enerplus or American may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.
ARTICLE XIV
MISCELLANEOUS
     14.1 Schedules. The Schedules to this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.
     14.2 Expenses. All legal and accounting fees incurred by Enerplus or American in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same.
     14.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission, when received (iii) if mailed, five business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

If to American:	American Oil & Gas, Inc.
1050 Seventeenth Street, Suite 1850
Denver, Colorado 80265
Attention: Patrick D. O’Brien
Telephone: 303.595.0125
Fax: 303.595.0709

If to Enerplus:	Enerplus Resources (USA) Corporation
1700 Lincoln Street, Suite 1300
Denver, Colorado 80203
Attention: Land Manager
Telephone: 720.279.5500
Fax: 720.279.5550
          Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.
     14.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.
     14.5 Assignment. Enerplus and American shall not assign all or any portion of their respective rights or delegate all or any portion of their respective duties hereunder unless they continue to remain liable for the performance of their obligations hereunder. Enerplus may not assign the benefits of any of American’s indemnity obligations contained in this Agreement, and any permitted assignment shall not include such benefits. No such assignment or obligation shall increase the burden on American or impose any duty on American to communicate with or report to any transferee, and American may continue to look to Enerplus for all purposes under this Agreement.
     14.6 Counterparts; Fax Signatures. This Agreement may be executed by Enerplus and American in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Facsimile signatures shall be considered binding.
     14.7 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Montana without reference to the conflict of laws principles thereof.
     14.8 Dispute Resolution. The Parties agree to resolve disputes concerning (i) the existence and scope of a Title Defect, (ii) the Title Defect Amount or that portion of the Lease affected by a Title Defect, (iii) the adequacy of American’s Title Defect curative work, (iv) the existence of an Environmental Defect, and (v) the Environmental Defect Amount of an Environmental Defect (collectively, the “Disputed Matters”), exclusively and solely by arbitration in accordance with this Section 14.8. Specifically, the Parties agree that the Disputed Matters will be finally determined by an independent arbitrator knowledgeable about the oil and gas industry and mutually acceptable to the Parties or, if no such arbitrator is picked within 14 days after one Party’s notice to the other of the existence of an arbitrable dispute, by the law firm of Gough, Shanahan, Johnson & Waterman, Helena, Montana, in either case employing such independent landmen, petroleum engineers and environmental consultants as the arbitrator deems necessary. No later than 21 days after the arbitrator’s written agreement to serve, Enerplus and American shall present their respective positions in writing to the arbitrator, together with such evidence as each Party deems appropriate. The arbitrator shall be instructed to resolve the dispute through a final binding decision within 21 days after such submission deadline. The arbitrator may request oral presentations and shall decide any other procedural matters presented by a Party, which decisions shall be final and binding upon the Parties. Each Party shall bear its own costs and expenses of the arbitration, provided, however that the costs incurred in employing the arbitrator shall be borne 50% by American and 50% by Enerplus. The decision of the arbitrator may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.
     14.9 Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.
     14.10 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.
     14.11 Limitation on Damages; Provision for Recovery of Costs and Attorney’s Fees. The Parties expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement. The prevailing Party in any litigation seeking a remedy for the breach of this Agreement shall, however, be entitled to recover all attorneys’ fees and costs incurred in such litigation.
     14.12 No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns.
     14.13 Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
     14.14 14.10 Waiver. No consent or waiver, express of implied, to or of any breach or default in the performance of any obligation or covenant hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligations hereunder.
     14.15 Survival of Representations and Warranties; Time Limit for Claims. All representations and warranties made in Articles V and VI of this Agreement will survive for a period of one year after the Closing. No claim for liability in respect of any such representation or warranty may be made after the end of that one-year survival period.
     In witness whereof, the Parties have executed this Agreement.
SELLER:
AMERICAN OIL & GAS, INC.

By:	/s/ Patrick D. O’Brien
Patrick D. O’Brien, Chief Executive Officer
BUYER:
ENERPLUS RESOURCES (USA) CORPORATION

By:	/s/ Ward Polzin Ward Polzin
Country Manager

By:	/s/ Ian C. Dundas Ian C. Dundas
Senior Vice President, Business Development

Schedule 1.2(a):	The Leases
Schedule 1.2(b):	The Wells
Schedule 1.2(d):	Certain Material Contracts
Schedule 1.3:	Allocated Values
Schedule 3.6:	Preferential Rights and Required Consents
Schedule 5.2(f)	Authorization for Expenditures in excess of $50,000

Exhibit A:	Assignment, Bill of Sale and Conveyance